Exhibit 99.1

200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309
NEWS RELEASE

Contact:	Robert W. Beard
Senior Vice President and Investor Relations Officer
954-308-4200

SMF ENERGY REPORTS FISCAL YEAR JUNE 30, 2009 RESULTS
$1.7 MILLION OPERATING INCOME, FIRST IN 4 YEARS - LARGEST EVER

CONFERENCE CALL SCHEDULED FOR SEPTEMBER 30, 2009 AT 4:15 P.M. ET

Ft. Lauderdale, FL, September 28, 2009 – SMF ENERGY CORPORATION, (NASDAQ: FUEL) (the “Company”), a leading energy logistics company providing efficient, just in time distribution of petroleum products and chemicals, today announced its results for the fiscal year and fourth quarter ended June 30, 2009.

SELECTED FINANCIAL DATA:
In Thousands (except for debt/equity ratio data)

	Fiscal 2009	Fiscal 2008	Variance	%
Shareholders’ equity	$6,529	$3,052	$3,477	114%
Total debt	$13,645	$28,583	$(14,938)	-52%
Debt/equity ratio	2.1	9.4	(7.3)	-78%
Operating income (loss)	$1,685	$(1,969)	$3,654	NA
Net loss	$(2,339)	$(6,769)	$4,430	65%
ADJUSTED NET LOSS [1,2]	$(688)	$(6,769)	$6,081	90%
EBITDA [1]	$4,530	$1,240	$3,290	265%

1	A non-GAAP measure.
2	Before the $1.7 million non-cash FAS 84 “conversion inducement” accounting charge for the common stock issued related to the extinguishment of convertible debt in the June 2009 Recapitalization.

Richard E. Gathright, Chairman, Chief Executive Officer and President, commented:

“The fiscal year 2009 presented extraordinary challenges which we met decisively.  As a result, we recorded our best financial performance in the Company’s history during the depth of the worst recession since the Great Depression.  We posted a record EBITDA of more than $4.5 million which was a $3.3 million or 265% improvement over the prior fiscal year.  We also posted our highest operating income ever of $1.7 million which was a dramatic turnaround of $3.7 million over last year’s operating loss of $2.0 million.  Excluding the $1.7 million FAS 84 accounting charge incurred in connection with our $40 million Recapitalization, our adjusted net loss was $688,000, a reduction of $6 million or 90% from fiscal 2008.”

“Fiscal 2009 concluded with the complex $40 million Recapitalization of all of our debt and equity securities. This event tremendously strengthened our balance sheet and financial position by immediately lowering our total debt by $4.5 million and reducing our total debt between fiscal 2008 and 2009 by $15 million or 52%; increasing shareholders’ equity by $4.1 million and reducing our debt to equity ratio from approximately 9 to 1 to 2 to 1 over the prior year.  The Recapitalization extinguished all of our maturing debt while providing us with a new 5 year term loan and a minimum 3 year bank line of credit, both of which carry highly competitive lower interest rates.  We estimate that the Recapitalization will reduce our annual cash interest and dividends cash usage by over $1.0 million.”

 “As we look ahead into the first quarter of fiscal 2010, we can confirm the continuation of the financial improvement trend achieved during the 5 prior quarters.  This performance is on the backdrop of an intensified marketing program, which is showing strong results in the current recession, and a weakened competitive environment. We believe that our efforts continue to solidify SMF as the supplier of choice throughout our expanding distribution network.  Our new ERP system continues to provide exceptional opportunities for efficiency improvements in our field and back office operations, while enhanced management reporting is providing greater insight into customer needs, logistics and profitability.”

“Beginning this coming Thursday, October 1, 2009, our stock will trade on a split basis of 1 for 4.5 shares.  The purpose of this action is to preserve our Nasdaq listing.  We are confident that, after the reverse split, our stock will trade above the Nasdaq minimum bid price for the required 10 day trading period, which will end on October 15, 2009, as our strong fundamentals should support a much higher valuation of our stock.  Currently, the market capitalization is less than 3 times fiscal 2009’s EBITDA of $4.5 million.  While we are hopeful that 2010 brings a recovering economy, the more than $1.0 million in interest savings and non-recurring non-cash accounting charges associated with the Recapitalization should yield an increase of $4.4 million in income attributable to common shareholders.  Minimally, if investors evaluate SMF at 5 times this past fiscal year’s EBITDA, our market capitalization would almost double from its present level. Our $4.5 million of EBITDA for fiscal 2009 was $1.8 million, or 64% higher than our fixed charges of $2.7 million for servicing debt and equity securities plus capital expenditures.  We believe that this cash contribution will increase to a level that will be almost 100% higher than our fixed charges in fiscal 2010 due to the Recapitalization cash interest and dividend savings.”

“We expect to build fiscal 2010 on the record performance achieved in 2009 which was accomplished in spite of the current recession and on the financial strength gained by our Recapitalization.  We intend to capture the opportunities before us, including continued efficiency improvements, solid organic growth and selective acquisitions.”

Highlights of Fiscal Year 2009 vs. Fiscal Year 2008

During fiscal 2009 and fiscal 2008, we reported the following operating income, bottom line and EBITDA results (in thousands):

	Fiscal 2009	Fiscal 2008	Change	% Change

Operating income (loss)	$1 ,685	$(1,969)	$3,654	N/A

Net loss	$(2,339)	$(6,769)	$4,430	65%
Less: Non-cash FAS 84 Inducement on extinguishment	1,651	-	1,651	N/A
Adjusted net loss before non-cash FAS 84 inducement	$(688)	$(6,769)	$6,081	90%

EBITDA - Non GAAP Measure (reconciliation below)	$4,530	$1,240	$3,290	265%

Operating income was $1.7 million in fiscal 2009 compared to operating loss of $2.0 million in fiscal 2008, a $3.7 million improvement year over year.  Net loss was $2.3 million in fiscal 2009, compared to $6.8 million in fiscal 2008, an improvement of $4.4 million or 65%.  The net loss in fiscal 2009 includes a $1.7 million non-cash FAS 84 inducement on extinguishment of convertible Notes as a result of the June 29, 2009 Recapitalization.  Excluding this charge, the adjusted net loss before non-cash FAS 84 inducement, a non-GAAP measure, was $688,000, a $6.1 million improvement or 90% over prior year.

Our reported basic and diluted loss per share attributable to common shareholders was a $0.31 loss per share compared to $0.49 loss per share in the prior year.  Excluding the effect of the Recapitalization, which included the $1.7 million non-cash FAS 84 inducement charge mentioned above and a $1.7 million deemed dividend which does not affect the Consolidated Statements of Operations but is included in the calculation of net loss attributable to common shareholders, an adjusted basic and diluted loss per share attributable to common shareholders, a non-GAAP measure, would have been a $0.08 loss per share this year.

These non-GAAP calculations are meaningful to the investor as they exclude the non-cash FAS 84 inducement charge and deemed dividends which are strictly related to the Recapitalization and not to the ongoing performance of the operations.      EBITDA, also a non-GAAP measure, was $4.5 million in fiscal 2009 compared to $1.2 million in fiscal 2008, an increase of $3.3 million or approximately 265% improvement.  Net margin per gallon increased to 25.8 cents for the fiscal year 2009 compared to 19.4 cents in the prior year’s period.

While we believe that the application of FAS 84 does not reflect the economic substance of the value exchanged in this portion of the Recapitalization transaction, we have reported the required non-cash charge for the difference between the number of common shares issued compared to the common shares that would have been issued under the original terms of the convertible debt instrument times the market price.

The fiscal year 2009 and 2008 are compared as follows:

•
Revenues were $199.2 million in fiscal 2009 compared to $260.7 million in fiscal 2008, a decrease of $61.5 million, or 24%, primarily as a result of price variances, which resulted in a decrease in revenues of $43.9 million due to lower market prices of petroleum products during fiscal 2009, as compared to fiscal 2008.  Overall, during fiscal 2009, market fuel prices were approximately 28% lower compared to the same period a year ago. (Fuel price decreases are as disclosed by the Energy Information Administration for spot prices for low-sulfur No. 2 Diesel Fuel in the U.S. Gulf Coast.)  As the result of the rapid contraction of the economy during the first half of fiscal 2009, we saw a dramatic and significant overall decrease in volume demand from our existing customers beginning in November 2008.  Accordingly, notwithstanding our addition of new customers during the year, the overall reduction in gallons sold was 6.0 million gallons, or 8%, during fiscal 2009 compared to the previous fiscal year.  Towards the end of fiscal 2009, we began to see some stabilization in the demand for our services from existing customers with our volumes remaining at similar levels during the last three quarters.

•
The net loss was $2.3 million in fiscal 2009, compared to $6.8 million in fiscal 2008, a reduction of 65%.  The net loss in fiscal 2009 includes a $1.7 million non-cash FAS 84 inducement on extinguishment charge as discussed above.  Excluding this charge, the $6.1 million, or 90% improvement over prior year was primarily due to an increase of $3.5 million in gross profit, which stemmed from an overall higher net margin per gallon, including higher margin contributions from emergency response services performed during the first quarter of the fiscal year, efficiencies derived from our ERP system, and a variety of cost cutting measures implemented this fiscal year in response to decreases in customer demand.  Additionally, interest expense was $577,000 lower this year due to a combination of lower debt balances and lower interest rates.    The net loss in fiscal 2008 included a loss on extinguishment of debt of $1.7 million arising from the August 2007 refinancing of various outstanding promissory notes with new senior secured convertible subordinated notes and the conversion of debt into preferred stock.

•
EBITDA (a non-GAAP measure) was $4.5 million in fiscal 2009 compared to $1.2 million in fiscal 2008, an increase of $3.3 million or approximately 265% improvement.  The increase in EBITDA was due to the increase in gross profit of $3.5 million due to higher net margin per gallon for the period, including the incremental margin contribution from the emergency response services.

•
Net margin per gallon increased to 25.8 cents in the fiscal 2009 from 19.4 cents in the prior year as a result of emphasis on higher margin business, improved efficiencies related to route structure consolidation and productivity, and from the emergency response services provided for hurricanes Gustav and Ike during the first quarter this fiscal year.

•
In addition to the $1.7 million FAS 84 non-cash charge, the net loss for fiscal 2009 reflects other non-cash charges of $3.4 million, such as depreciation and amortization of assets, debt costs, debt discounts, stock-based compensation, and provision for doubtful accounts.  The net loss also reflects stated rate interest expense associated with servicing of our debt of $2.1 million (which expense is expected to be reduced by more than $1 million in the upcoming fiscal year as a result of the June 2009 Recapitalization), legal expenses of $950,000 and public company costs of $864,000.

Non-cash FAS 84 Inducement on Extinguishment of Convertible Notes

The Company understands that the accounting interpretation of FAS 84 is that an inducement occurs any time additional shares are issued in the extinguishment of convertible debt regardless of the absence of an economic loss or intent of the parties to the transaction.  As a result, the application of FAS 84 to the exchange of existing convertible debt securities for common stock resulted in the recording of a non-cash “inducement” accounting charge of $1.7 million, which was a calculation of the difference between the 2,118,201 common shares that would have been issuable to the applicable note holder under the original conversion rights that existed in the convertible Notes and the 6,580,657 common shares exchanged at $0.38 cents upon the extinguishment.

Highlights of Fourth Quarter Fiscal Year 2009 vs. Fourth Quarter Fiscal Year 2008

During the three months ended June 30, 2009 (“Fourth Quarter 2009”) and the three months ended June 30, 2008 (“Fourth Quarter 2008”), we reported the following operating income, bottom line and EBITDA results: (in thousands):
	4th	4th
	Quarter 2009	Quarter 2008	Change	% Change

Operating Income	$138	$445	$(307)	(69)%

Net loss	$(1,948)	$(366)	$(1,582)	(432)%
Less: Non-cash FAS 84 Inducement on extinguishment	1,651	-	1,651	N/A
Adjusted net loss before non-cash FAS 84 inducement	$(297)	$(366)	$69	19%

EBITDA - Non GAAP Measure - reconciliation below	$876	$1,154	$(278)	(24)%

Notwithstanding the stabilization of the business in the last six months, when compared to the prior year, the quarterly comparisons reflect the severe contraction of the economy that started in November 2008, during our second quarter of fiscal 2009, affecting the volume demand from our existing customers.  Operating income for the fourth quarter of fiscal 2009 was $138,000, a decrease of $307,000 over the same period in the prior year.  The reported net loss during the fourth quarter of fiscal 2009 was $1.9 million.  The net loss excluding the $1.7 million non-cash FAS 84 inducement on extinguishment of convertible notes, was $297,000 which is an improvement of 19% compared to the net loss of $366,000 in the same period the prior year.  EBITDA of $876,000 for the fourth quarter of fiscal year 2009 decreased $278,000 or approximately 24% when compared to the $1.2 million in EBITDA reported in the prior year.  Net margin decreased to 22.7 cents in the fourth quarter of fiscal 2009 compared to 24.2 cents for the same period last year.

The fourth quarter fiscal year 2009 and the fourth quarter fiscal year 2008 are compared as follows:

•
Revenues were $39.9 million in the fourth quarter of fiscal 2009, a decrease of $42.1 million, or a 51% decrease from $82.0 million in the same period in fiscal 2008.  The decrease consists primarily of a $36.6 million decrease due to price variances as market fuel prices have decreased approximately $2.08 per gallon in the fourth quarter of fiscal 2009 compared to the prior year.   Additionally, revenues decreased $5.5 million due to a 12% reduction in gallons sold compared to the same period in the prior year.  The decrease in gallons is the result of the severe contraction of the economy, which as mentioned above while we were impacted starting in the second quarter of this fiscal year; we have seen a stabilization of our volumes in the last six months.  (Fuel price decreases are as disclosed by the Energy Information Administration for spot prices for low-sulfur No. 2 Diesel Fuel in the U.S. Gulf Coast.)

•
The GAAP reported net loss for the fourth quarter of fiscal 2009 was $1.9 million.  The net loss excluding the $1.7 million non-cash FAS 84 conversion inducement on extinguishment of convertible notes, was $297,000, an improvement of 19% compared to the net loss of $366,000 in the prior year.  The improvement was primarily attributable to the lower selling, general and administrative expenses of $444,000 and lower interest expense of $175,000, offset by a lower gross profit of $751,000 resulting from the 1.5 cents decrease in net margin per gallon.  Net margin per gallon decreased to 22.7 cents in the fourth quarter of fiscal 2009 from 24.2 cents in the prior year, a decrease of 1.5 cents.

•
EBITDA of $876,000 for the fourth quarter of fiscal year 2009 decreased $278,000 or 24% when compared to the $1.2 million in EBITDA reported in the prior year.  This as mentioned before was the result of the rapid contraction of the national economy and its impact on our customer base.

Highlights of Results for Quarterly Periods ending June 30, 2009 thru September 30, 2007

The following table portrays the financial trends for the Company’s eight most recent quarters:

All amounts in thousands of dollars, except net margin per gallon

	For the three months ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2009	2009	2008	2008	2008	2008	2007	2007

Revenues	$39,884	$34,982	$45,112	$79,271	$82,036	$64,162	$58,994	$55,497
Gross profit	$3,539	$3,790	$3,292	$5,819	$4,290	$2,875	$2,565	$3,182
Selling, general and
administrative	$3,401	$3,455	$3,267	$4,632	$3,845	$3,445	$3,788	$3,803
Operating income (loss)	$138	$335	$25	$1,187	$445	$(570)	$(1,223)	$(621)
Interest expense and
other income, net	$(454)	$(570)	$(677)	$(667)	$(811)	$(720)	$(763)	$(757)
Non-cash FAS 84 inducement
on extinguishment	$(1,651)	$-	$-	$-	$-	$-	$-	$-
Gain (loss) on extinguishment
of promissory notes	$27	$-	$-	$-	$-	$(108)	$-	$(1,641)
Net income (loss)	$(1,948)	$(243)	$(660)	$512	$(366)	$(1,398)	$(1,986)	$(3,019)
Non-cash FAS 84
inducement on extinguishment	$1,651	$-	$-	$-	$-	$-	$-	$-
Adjusted net income (loss) [3]	$(297)	$(243)	$(660)	$512	$(366)	$(1,398)	$(1,986)	$(3,019)

EBITDA [1]	$876	$974	$690	$1,990	$1,154	$277	$(387)	$196

Net margin	$3,795	$4,027	$3,534	$6,161	$4,611	$3,228	$2,945	$3,569
Net margin per gallon [2]	$0.23	$0.25	$0.21	$0.33	$0.24	$0.18	$0.16	$0.19
Gallons sold	16,709	16,041	16,602	18,550	19,024	18,102	18,050	18,695

1
EBITDA is defined as earnings before interest, taxes, depreciation and, amortization expense, a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  To the extent that gain or loss and the non-cash FAS 84 inducement on extinguishment of promissory notes constitutes the recognition of previously deferred interest or finance cost, it is considered interest expense for the calculation of certain interest expense amounts.  We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities.  We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

2	Net margin per gallon is calculated by adding gross profit to the cost of sales depreciation and amortization and dividing that sum by the number of gallons sold.
3
Adjusted net income (loss) is shown to provide the reader of the true economic performance of the Company before the impact of a technical non-economic substantive accounting treatment charge of $1.7 million. We believe that this is a meaningful non-GAAP representation of the ongoing performance of the operations excluding the effect of a charge that was strictly related to the Recapitalization.

EBITDA (Non-GAAP measure) Reconciliation to the Net income (loss)

For Quarterly periods ending June 30, 2009 thru September 30, 2007

All amounts in thousands of dollars
	For the three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,
	2009	2009	2008	2008	2008	2008	2007	2007

Net income (loss)	$(1,948)	$(243)	$(660)	$512	$(366)	$(1,398)	$(1,986)	$(3,019)
Add back:
Interest expense, net	545	575	680	683	720	780	782	778
Income tax expense	8	8	8	8	-	-	-	-
Depreciation
and amortization expense:
Cost of sales	254	239	242	342	321	353	380	388
Selling, general and
administrative expenses	344	334	342	341	357	311	304	282
Stock-based compensation
Expense	49	61	78	104	122	123	133	126
Non-cash FAS 84 inducement
on extinguishment	1,651	-	-	-	-	-	-	-
(Gain) loss on extinguishment
of convertible notes	(27)	-	-	-	-	108	-	1,641
EBITDA [1]	$876	$974	$690	$1,990	$1,154	$277	$(387)	$196

[1]
EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  To the extent that gain or loss and the non-cash FAS 84 inducement on extinguishment of promissory notes on extinguishment of debt constitutes the recognition of previously deferred interest or finance cost, it is considered interest expense for the calculation of certain interest expense amounts.  We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities.  We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

Reconciliation of Adjusted net loss attributable to common shareholders (Non-GAAP Measure)

The following table reconciles basic and diluted net loss per share attributable to common shareholders excluding non-cash deemed dividends and FAS 84 inducement on extinguishment of convertible debt for fiscal 2009 and fiscal 2008:

	Fiscal 2009	Fiscal 2008	Change	% Change
Net loss	$(2,339)	$(6,769)	$4,430	65%
Preferred stock dividends	(577)	(249)	(328)	(132%)
Non-cash deemed dividends for preferred stock
Series A, B and C redemption to common stock	(1,746)	-	(1,746)	N/A
Net loss attributable to common shareholders	$(4,662)	$(7,018)	$2,356	34%
Less: Non-cash deemed dividends for preferred stock
Series A, B and C redemption to common stock	1,746	-	1,746	N/A
Less: Non-cash FAS 84 Inducement on extinguishment	1,651	-	1,651	N/A
Adjusted net loss attributable to common shareholders [1]	$(1,265)	$(7,018)	$5,753	82%

Adjusted basic and diluted net loss per share attributable to common shareholders excluding non-cash FAS 84 inducement and
deemed dividends on extinguishment of convertible notes and preferred shares [1]	$(0.08)	$(0.49)	$0.41	84%

Basic and diluted net loss per share attributable to common
shareholders	$(0.31)	$(0.49)	$0.18	37%

Basic and diluted weighted average common
shares outstanding	15,097	14,467	630	4%

1 Adjusted net loss attributable to common shareholders and adjusted basic and diluted net loss per share attributable to common shareholders excluding non-cash FAS 84 inducement and deemed dividends is a non-GAAP measure that excludes the effect of a charge and dividends that were strictly related to the Recapitalization.   We believe that excluding them in this non-GAAP calculation provides a meaningful representation of the ongoing performance of the operations of the Company.

Selected Income Statement and Financial Data

The following tables present comparative financial data for the periods noted:

All amounts in thousands of dollars, except per share, and net margin per gallon
	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2009	2008	2009	2008

Petroleum product sales and service revenues	$34,470	$75,377	$177,054	$235,215
Petroleum product taxes	5,414	6,659	22,195	25,474
Total revenues	39,884	82,036	199,249	260,689

Cost of petroleum product sales and service	30,931	71,087	160,614	222,303
Petroleum product taxes	5,414	6,659	22,195	25,474
Total cost of sales	36,345	77,746	182,809	247,777

Gross profit	3,539	4,290	16,440	12,912

Selling, general and administrative expenses	3,401	3,845	14,755	14,881

Operating income (loss)	138	445	1,685	(1,969)

Interest expense	(545)	(720)	(2,483)	(3,060)
Interest and other income	91	(91)	115	9
Non-cash FAS 84 inducement on extinguishment	(1,651)	-	(1,651)	-
Gain/(loss) on extinguishment of convertible notes	27	-	27	(1,749)

Loss before income taxes	(1,940)	(366)	(2,307)	(6,769)

Income tax expense	(8)	-	(32)	-
Net loss	$(1,948)	$(366)	$(2,339)	$(6,769)

Basic and diluted net loss per share computation:

Net loss	$(1,948)	$(366)	$(2,339)	$(6,769)
Less: Preferred stock dividends	(125)	(193)	(577)	(249)
Less: Non-cash deemed dividends for preferred stock
Series A, B and C redemption to common stock	(1,746)	-	(1,746)	-
Net loss attributable to common shareholders	$(3,819)	$(559)	$(4,662)	$(7,018)

Basic and diluted net loss per share
attributable to common shareholders	$(0.24)	$(0.04)	$(0.31)	$(0.49)

Basic and diluted weighted average common
shares outstanding	15,683	14,556	15,097	14,467

EBITDA (non-GAAP measure)¹	$876	$1,154	$4,530	$1,240

Gallons sold	16,709	19,024	67,902	73,871

Net margin	$3,795	$4,611	$17,517	$14,354

Net margin per gallon²	$0.23	$0.24	$0.26	$0.19

[1]
EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  To the extent that gain or loss and the non-cash FAS 84 inducement on extinguishment of promissory notes on extinguishment of debt constitutes the recognition of previously deferred interest or finance cost, it is considered interest expense for the calculation of certain interest expense amounts.  We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities.  We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

[2]	Net margin per gallon is calculated by adding gross profit to the cost of sales depreciation and amortization and dividing that sum by the number of gallons sold.

Reconciliation of Net loss to EBITDA (Non-GAAP Measure)

All amounts in thousands of dollars	Fiscal Years Ended
	June 30,
	2009	2008

Net loss	$(2,339)	$(6,769)
Add back:
Interest expense	2,483	3,060
Income tax expense	32	-
Depreciation and amortization expense:
Cost of sales	1,077	1,442
Selling, general and administrative expenses	1,361	1,254
Stock-based compensation amortization expense	292	504
Non-cash FAS 84 inducement on extinguishment	1,651	-
(Gain)loss on extinguishment of convertible notes	(27)	1,749
EBITDA ¹	$4,530	$1,240

[1]
EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  To the extent that gain or loss and the non-cash FAS 84 inducement on extinguishment of promissory notes on extinguishment of debt constitutes the recognition of previously deferred interest or finance cost, it is considered interest expense for the calculation of certain interest expense amounts.  We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities.  We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

Condensed Consolidated Balance Sheet

All amounts in thousands of dollars	June 30, 2009	June 30, 2009
ASSETS
Current assets	$18,732	$33,607
Property, plant and equipment, net	8,569	10,276
Other assets, net	2,817	3,101
	$30,118	$46,984
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$18,336	$34,648
Long-term debt, net and other liabilities	5,253	9,284
Stockholders’ equity	6,529	3,052
	$30,118	$46,984

CONFERENCE CALL
Management will host a conference call on Wednesday, September 30, 2009, at 4:15 P.M. Eastern Time (“ET”) to further discuss the results of the Company’s fourth quarter and fiscal year ended June 30, 2009.  Interested parties can listen to the call live on the Internet through the Company’s Web site at www.mobilefueling.com or by dialing 866-700-6293 (domestic) or 617-213-8835 (international), using Pass Code 80654755.  Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software.  The Web cast is also available through Thomson’s investor portals.  Individual investors can listen to the call at www.earnings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).  A telephone replay of the conference call will be available from September 30, 2009, at 7:15 P.M. ET until midnight ET on October 7, 2009, by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using Pass Code 92085558.  A web archive will be available for 30 days at www.mobilefueling.com.

ABOUT SMF ENERGY CORPORATION (NASDAQ: FUEL)
The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunication and government services industries.  The Company provides its services and products through 31 locations in the 11 states of Alabama, California, Florida, Georgia, Louisiana, Nevada, Mississippi, North Carolina, South Carolina, Tennessee and Texas.  The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services.  The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers.  More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  For example, predictions or statements of belief or expectation concerning the future performance of the Company, the future trading prices of the Company’s common stock and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon.  Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time.  Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company.  Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected.  In addition, there are numerous risks and uncertainties that could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2009.